UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 8, 2019 (March 7, 2019)

ARCHROCK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9807 Katy Freeway, Suite 100
Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 836-8000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01              Entry into a Material Definitive Agreement

Purchase Agreement

On March 7, 2019, Archrock Partners, L.P. (the “Partnership”), its wholly owned subsidiary, Archrock Partners Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), and Archrock, Inc., as parent guarantor (the “Company”), and the other subsidiary guarantors thereto (together with Company, the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the initial purchasers listed in Schedule 1 thereto (the “Initial Purchasers”), with respect to a private offering (the “Offering”) by the Issuers of $500,000,000 aggregate principal amount of 6.875% Senior Notes due 2027 (the “Notes”) of the Issuers, along with the related guarantees (the “Guarantees”) of the Notes.  The Offering is expected to close on or about March 21, 2019, subject to customary closing conditions.

The Notes and Guarantees will be issued and sold to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereunder.  The Initial Purchasers intend to resell the Notes and Guarantees (i) inside the United States to “qualified institutional buyers,” as defined in Rule 144A (“Rule 144A”) under the Securities Act in private sales exempt from registration under the Securities Act in accordance with Rule 144A, and (ii) to other eligible purchasers pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act (“Regulation S”) in accordance with Regulation S. The Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The issue price for the Notes and Guarantees was 100% of their principal amount. The Partnership intends to use the approximately $491 million of net proceeds of the Offering, after deducting discounts and estimated offering expenses, to redeem the Partnership’s 6.000% senior notes due 2021 (the “2021 Notes”) and partially repay outstanding borrowings under its revolving credit facility.

The Purchase Agreement contains customary representations, warranties and covenants and includes the terms and conditions for the sale of the Notes, indemnification (including indemnification for liabilities under the Securities Act) and contribution obligations and other terms and conditions customary in agreements of this type.

Certain of the Initial Purchasers or their affiliates perform and have performed commercial and investment banking and advisory services for the Partnership from time to time for which they receive and have received customary fees and expenses. In particular, affiliates of certain of the Initial Purchasers are lenders under the Partnership’s revolving credit facility and therefore may receive their pro rata share of any proceeds from the sale of the Notes that are used to repay borrowings under the Partnership’s revolving credit facility. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Partnership in the ordinary course of their business, for which they will receive fees and expenses.

In addition, the Issuers and the Guarantors have agreed with the Initial Purchasers not to offer or sell any debt securities for a period of 60 days after the date of the Purchase Agreement without the prior consent of J.P. Morgan Securities LLC.

The summary of the Purchase Agreement set forth in this Item 1.01 does not purport to be complete and is qualified by reference to such agreement, a copy of which is being filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01              Regulation FD Disclosure.

On March 7, 2019, the Company issued a press release announcing the Partnership’s and Finance Corp.’s intention, subject to market and other conditions, to commence the Offering. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

On March 7, 2019, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

On March 7, 2019, the Company issued a press release announcing the Partnership’s intention to redeem, subject to the consummation of the Offering, all of the Partnership’s outstanding 6.000% Senior Notes due 2021. A copy of the press release is furnished herewith as Exhibit 99.3 and is incorporated herein by reference.

The information included in this Item 7.01 and Exhibits 99.1, 99.2 and 99.3 attached hereto are being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information included in this Item 7.01 and Exhibits 99.1, 99.2 and 99.3 attached hereto shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01.             Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
10.1

Purchase Agreement, dated as of March 7, 2019, by and among Archrock Partners, L.P., Archrock Partners Finance Corp., Archrock, Inc., the other guarantors party thereto and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

99.1	Archrock, Inc. press release dated March 7, 2019.
99.2	Archrock, Inc. press release dated March 7, 2019.
99.3	Archrock, Inc. press release dated March 7, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHROCK, INC.

By:	/s/ Stephanie C. Hildebrandt
Stephanie C. Hildebrandt
Senior Vice President, General Counsel and Secretary

March 8, 2019